News Release

For Immediate Release

Contacts:

Investors:

Alan Magleby

(410) 454-5246

afmagleby@leggmason.com

Media:

Mary Athridge

(212) 805-6035

mkathridge@leggmason.com

LEGG MASON ANNOUNCES RESIGNATION OF C.J. DALEY AS CFO;

APPOINTS TERRENCE MURPHY INTERIM CFO

BALTIMORE, MD, July 7, 2010—Legg Mason Inc. (NYSE: LM), a global asset management firm, today announced that C.J. Daley, its Chief Financial Officer, is leaving Legg Mason for a senior position with a privately-held asset manager.  Terrence Murphy, Chief Operating Officer of ClearBridge Advisors, a Legg Mason affiliate, has been named Interim CFO.  Murphy, 42, a veteran asset management executive, served as Chief Financial Officer of Citigroup Asset Management prior to Legg Mason’s acquisition of the division business in 2005.

Mark R. Fetting, Chairman and Chief Executive Officer of Legg Mason, said "We want to thank C.J. for his 22 years of outstanding service to Legg Mason. I particularly appreciate his service and dedication during my tenure as CEO.   We wish him and his family well.

“At the same time, I am delighted that Terrence has agreed to serve as Interim CFO. Terrence possesses deep knowledge about Legg Mason and the asset management business. He is a highly-experienced finance executive with strong operational expertise. Given the strength and depth of our finance team and his skills, we expect a seamless transition,” said Mr. Fetting.

Mr. Fetting added, "Despite very choppy equity markets this past quarter, we continue to make solid progress in performing for our clients and towards streamlining our business model.”

Mr. Daley said, “Legg Mason is a great company where I have been very fortunate to work for more than two decades. I was unexpectedly presented with an entrepreneurial opportunity that was too attractive to pass up. I will leave Legg Mason with many fond memories and the satisfaction that it is financially strong, operating well, and poised for future growth.”

Legg Mason said it is in the process of engaging an executive search firm to identify a permanent CFO, and will consider internal and external candidates.

Terrence Murphy has 21 years of finance experience.  Mr. Murphy joined predecessor firm Citigroup Asset Management in 2000 as Director of Planning and Analysis and became Chief Financial Officer in 2005. From 1997 through 2000, Mr. Murphy was with Citigroup’s Corporate and Investment Bank where he was the Business Controller for various products, including project finance, asset backed lending and the Treasury desk. His previous positions include Business Controller for loan syndication and securitization at NatWest Bank’s Commercial Lending Division and a financial analyst at Capital Cities.

Batterymarch  •  Brandywine Global  •  ClearBridge Advisors  •  Legg Mason Capital Management  •  Legg Mason Global Equities Group

Permal  •  Private Capital Management  •  Royce & Associates  •  Western Asset Management

News Release

About Legg Mason

Legg Mason is a global asset management firm with $658 billion in assets under management as of May 31, 2010. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

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Batterymarch  •  Brandywine Global  •  ClearBridge Advisors  •  Legg Mason Capital Management  •  Legg Mason Global Equities Group

Permal  •  Private Capital Management  •  Royce & Associates  •  Western Asset Management